Exhibit 10.14

SEVERANCE AGREEMENT

This Agreement is entered into as of the 30th day of November, 2006 (the “Effective Date”) by and between ImmunoGen, Inc., a Massachusetts corporation (the “Company”) and Mitchel Sayare (the “Executive”).

WHEREAS, the Executive isChairman andChief Executive Officer (“CEO”) of the Company;

WHEREAS, the Company recognizes that the Executive’s service to the Company is very important to the future success of the Company;

WHEREAS, the Executive desires to enter into this Agreement to provide the Executive with certain financial protection in the event that his employment terminates under certain conditions following a change in control of the Company; and

WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.             Definitions.

(a)           Cause.  For purposes of this Agreement, “Cause” shall mean that Executive has (i) intentionally committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of Executive’s duties to the Company; (iii) willfully failed or refused to follow the lawful and proper directives of the Board; (iv) been convicted of, or pleaded guilty or nolo contendre, to a felony; (v) committed an act involving moral turpitude; (vi) committed an act relating to the Executive’s employment or the Company involving, in the good faith judgment of the Board, material fraud or theft; (vii) breached any material provision of this Agreement or any nondisclosure or non-competition agreement between Executive and the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.

(b)           Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events; provided that “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of Treasury Notice 2005-1, and any successor statute, regulation and guidance thereto:

(i)            Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates (as defined in the Company’s 2006 Employer, Director and Consultant Equity Incentive Plan) or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii)           Merger/Sale of Assets.  (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)          Change in Board Composition.  A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of November 11, 2006, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c)           Disability.  For purposes of this Agreement, “Disability” shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan. Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

(d)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent:  (i) a change in the principal location at which the Executive performs his duties for the Company to a new location that is at least forty (40) miles from the prior location; (ii) a material change in the Executive’s authority, functions, duties or responsibilities as CEO of the Company, which would cause his position with the Company to become of less responsibility, importance or scope than his position on the date of this Agreement or as of any subsequent date prior to the Change in Control, provided, however, that such material change is not in connection with the termination of the Executive’s employment by the Company for Cause or death or Disability and further provided that it shall not be considered a material change if the Company becomes a subsidiary of another entity and Executive continues to hold the position of CEO in the subsidiary; (iii) a reduction in the CEO’s annual base salary or (iv) a reduction in the CEO’s target annual bonus as compared to the target annual bonus set for the previous fiscal year.

2.             Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect for two (2) years; provided, however, that commencing on second anniversary of the Effective Date and continuing each anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than nine (9) months before the conclusion of the Term, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred.  Notice of termination or termination of this Agreement shall not constitute Cause or Good Reason (both terms as defined above).

3.             Termination; Notice; Severance Compensation.

(a)           In the event that within a period of two (2) months before or two (2) years following the consummation of a Change in Control the Company elects to terminate the Executive’s employment other than for Cause (but not including termination due to the Executive’s Disability), then the Company shall give the Executive no less than sixty (60) days advance notice of such termination (the “Company’s Notice Period”); provided that the Company may elect to require the Executive to cease performing work for the Company so long as the Company continues the Executive’s full salary and benefits during the Company’s Notice Period.

(b)           In the event that within a period of two (2) months before or two (2) years following the consummation of a Change in Control the Executive elects to terminate his employment for Good Reason, then the Executive shall give the Company no less than thirty (30) days and no more than sixty (60) days advance notice of such termination (the “Executive’s Notice Period”); provided that the Company may elect to require the Executive to cease performing work for the Company so long as the Company continues the Executive’s full salary and benefits during the Executive’s Notice Period.  In order to effect a termination for Good Reason pursuant to this Agreement, the Executive must notice his intent to terminate for Good Reason not later than ninety (90) days following the occurrence of the Good Reason.

(c)           In the event that within a period of two (2) months before or two (2) years following the consummation of a Change in Control the Executive’s employment with the Company is terminated by the Company other than for Cause (but not including termination due to the Executive’s death or Disability), or by the Executive for Good Reason, then, contingent upon the Executive’s execution of a release of claims against the Company in a form reasonably acceptable to the Company (the “Release”) the Executive shall be entitled to, in addition to any amounts due to the Executive for services rendered prior to the termination date:

(i)  the Executive’s target annual bonus for the fiscal year in which such termination occurs at 100% of such target annual bonus, pro-rated by the number of calendar days in which the Executive is employed by the Company during the applicable year, including any applicable Notice Period, which shall be paid no later than the tenth business day following the effective date of the Release; and

(ii)  a lump sum payment from the Company in an amount equal to two (2) times the Executive’s Annual Salary, which shall be paid no later than the tenth business day following the effective date of the Release;

(iii)  all outstanding options, restricted stock and other similar rights held by the Executive, which shall become one hundred percent (100%) vested; and

(iv)  continuation of medical insurance coverage for Executive and Executive’s family, subject to COBRA and subject to Executive’s payment of a premium co-pay related to the coverage that is no less favorable than the premium co-pay charged to active employees of the Company electing the same coverage, for twenty-four (24) months from the Separation Date; provided, that the Company shall have no obligation to provide such coverage if Executive fails to elect COBRA benefits in a timely fashion or if Executive becomes eligible for medical coverage with another employer; and provided, that if COBRA continuation coverage is otherwise earlier terminated under applicable law, then, in lieu of coverage, the Company will pay the same amount it paid on a monthly basis for COBRA continuation coverage directly to the Executive each month for the remainder of the relevant period.

For purposes of this Agreement, “Annual Salary” shall mean the Executive’s annual base salary then in effect or, if higher, in effect at the time of the Change in Control, excluding reimbursements and amounts attributable to stock options and other non-cash compensation; and the “Severance Compensation” shall mean the compensation set forth in (ii), (iii), and (iv) above.

(d)           Notwithstanding any other provision with respect to the timing of payments, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under this Agreement which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of this Agreement.

(e)           If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such less amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employments taxes, income taxes, and the Excise Tax results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  The Executive shall be allowed to specify which payment(s) or benefit(s) shall be reduced if necessary to implement this section and avoid the excise tax application.  The Company shall provide the Executive with sufficient information to make such determination and to file and pay any required taxes.

4.             No Duplication of Compensation.  The Severance Compensation shall replace, and be provided in lieu of, any severance or similar compensation that may be provided to the Executive under any other agreement or arrangement in relation to termination of employment; provided, however, that this prohibition against duplication shall not be construed to otherwise limit the Executive’s rights to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.

5.             No Mitigation.  If the Executive’s employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 3 or Section 15.  Except as set forth in Section 4, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

6.             Confidentiality, Non-Competition, and Assignment of Inventions.  The Company’s obligations under this Agreement are contingent on the Executive’s execution of the Company’s Proprietary Information, Inventions, and Competition Agreement (the “Proprietary Information Agreement”).  The parties agree that the obligations set forth in the Proprietary Information Agreement shall survive termination of this Agreement and termination of the Executive’s employment, regardless of the reason for such termination.

7.             Enforceability.  If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable.  No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

8.             Notices.  Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.  Notices to the Company shall be sent to the Company’s Lead Director, or to such other Company representative as the Company may specify in writing.

9.             Claims for Benefits.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

10.           Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the Executive.  The Company and the Executive agree that they will jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement.

11.           Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12.           Binding Effect; Assignment.  The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of the Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

13.           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

14.           Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

15.           Attorneys’ Fees.  The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement.  Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

16.           Withholding.  The Company is authorized to withhold, or to cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

17.           Tax Consequences.  The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

18.           Acknowledgment.  The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Severance Agreement as of the day and year first above written.

COMPANY:

IMMUNOGEN, INC.

Daniel M. Junius
Chief Financial Officer and
Executive Vice President, Finance

EXECUTIVE:

Mitchel Sayare